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                                                                     EXHIBIT 8.1

                     [LETTERHEAD OF BRACEWELL & PATTERSON]


                              November 29, 2000


Paradigm Bancorporation, Inc.
Paradigm Capital Trust II
2828 FM 1960 East
Houston, Texas 77273

     Re:  Paradigm Capital Trust II

Ladies and Gentlemen:

We have acted as counsel to Paradigm Bancorporation, Inc., a Texas corporation (the "Company"), and to Paradigm Capital Trust II, a Delaware business trust (the "Trust"), in connection with the registration statement of the Company and the Trust on Form SB-2 (as amended or supplemented, the "Registration Statement"), of which a preliminary prospectus (the "Prospectus") is a part, filed by the Company and the Trust with the United States Securities and Exchange Commission under the Securities Act of 1933, as amended. In that connection, we have participated in preparation of the section set forth in the Prospectus entitled "Federal Income Tax Consequences."

For the purposes of rendering this opinion, we have reviewed and relied upon the Registration Statement; a form of Indenture to be entered into between the Company and First Union Trust Company, National Association, a national banking association (the "Indenture"); the Certificate of Trust of the Trust, as filed with the office of the Secretary of State of the State of Delaware on July 6, 2000; a form of the Amended and Restated Trust Agreement to the Trust to be entered into by the Company, the trustees of the Trust, and the holders, from time to time, of the undivided beneficial ownership interests in the assets of the Trust; and such other documents and instruments as we have deemed necessary for the rendering of this opinion. In our examination of the relevant documents, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as copies, the authenticity of such copies and the accuracy and completeness of all corporate records made available to us by the Company and by the Trust.
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[LETTERHEAD OF BRACEWELL & PATTERSON]
November 29, 2000
Page 2


Based solely upon our review of such documents, and upon such information as the Company has provided to us (which we have not attempted to verify in any respect), we are of the opinion that, under current federal income tax law:

     1. The statements set forth in the Prospectus under the caption "Federal Income Tax Consequences" constitutes our opinion as to the material tax consequences of an investment in the trust preferred securities based upon current law and the assumptions stated therein.

Our opinion is limited to the federal income tax matters described above and does not address any other federal income tax considerations or any state, local, foreign, or other tax considerations. If any of the information upon which we have relied is incorrect, or if changes in the relevant facts occur after the date hereof, our opinion could be affected thereby.

Moreover, our opinion is based on the Internal Revenue Code of 1986, as amended, applicable Treasury regulations promulgated thereunder, and Internal Revenue Service rulings, procedures, and other pronouncements published by the change, and such change may be made with retroactive effect. We can give no assurance that, after such change, our opinion would not be different. We undertake no responsibility to update or supplement our opinion. This opinion is not binding upon the Internal Revenue Service, and there can be no assurance, and none is hereby given, that the Internal Revenue Service will not take a position contrary to one or more of the positions reflected in the foregoing opinion, or that our opinion will be upheld by the courts if challenged by the Internal Revenue Service.

We hereby consent to the filing of this opinion with the Securities and Exchange Commission as an exhibit to the Registration Statement. We also consent to the use of our name in the Prospectus under the heading "Federal Income Tax Consequences." In giving the foregoing consents, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities and Exchange Commission thereunder. This opinion is being furnished to you solely for your benefit in connection with the transactions set forth above. It may not be relied upon by, nor a copy of it delivered to any other party, without our prior written consent, provided, however, investors may rely on this opinion. This opinion is based upon our
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[LETTERHEAD OF BRACEWELL & PATTERSON]
November 29, 2000
Page 3

knowledge of the law and facts as of the date hereof, and we assume no duty to communicate with you with respect to any matter that comes to our attention hereafter.



                              Very truly yours,

                              /s/ Bracewell & Patterson, L.L.P.

                              Bracewell & Patterson, L.L.P.